Exhibit 99.1

Contacts:
Investors:	Susan Cramer	Media: Jeffrey Simek
	(201) 269-6187	(201) 269-6400
	susan_cramer@medco.com	jeffrey_simek@medco.com

Medco Reports Third Quarter Financial Results and Provides 2005 Guidance

— Momentum Builds for 2005 —

•	Diluted earnings per share increase 16.2 percent on a U.S. GAAP basis

•	Mail penetration reaches 40.1 percent, up from 34.6 percent in 2003

•	Cash flows from operations approach $510 million year-to-date

•	Awarded $1.2 billion in 2005 new sales to-date

•	Double-digit net income growth seen for full year 2005

FRANKLIN LAKES, N.J., Oct. 28, 2004 – Medco Health Solutions, Inc. (NYSE: MHS) today announced net revenues for the third quarter of $8.7 billion, an increase of 2.0 percent from $8.5 billion in the third quarter of 2003 and diluted earnings per share of $0.43, an increase of 16.2 percent from $0.37 in the third quarter of 2003. Third quarter gains in earnings reflect the significant growth in mail order volume and generic use, as well as service margin improvements, which contributed to gross margin reaching 4.9 percent, up from 4.6 percent in the third quarter of 2003. Diluted earnings per share, excluding $0.10 per share in amortization of intangible assets, reached $0.53 in the third quarter.

“Over the past year, we successfully implemented a pro-active, customer-facing platform, which builds upon our already strong record of member service and satisfaction. As a result, we are winning new customers, improving customer retention rates, and expanding value-added innovative services,” said David B. Snow Jr., Medco chairman, president and CEO.

“We measure success through our customers, who are sending a clear signal that the changes we have put in place are the right ones,” added Snow. “Both customer retention and new sales are improving. We have renewed business in 2004 totaling $20 billion in revenues, and won new contracts that will take effect in 2005 worth $1.2 billion in revenues.”

“Our performance reflects this evolving and improving business model, and also translates into momentum for the balance of 2004 and into 2005. We anticipate both double digit net income growth and mail order volume of approximately 86 million prescriptions for the full year 2005, despite the previously announced loss of the Federal Employees Health Benefit Plan effective January 2005,” Snow added.

Medco Third Quarter 2004 Earnings Page 2

Executing on our plan to improve customer retention, satisfaction and service

Medco continues to benefit from new processes implemented in the beginning of the year designed to improve customer service, satisfaction and retention, including the development of a world-class software staging environment and the formation of four customer-centric groups: Health Plans, National Accounts, Key Accounts and Systemed. The company is also in the process of rolling out to its entire customer base two important service enhancements: Client Solution Centers, a technology platform designed to provide customers direct interaction with clinicians, financial analysts and other Medco specialists; and EXPERxT Advisor™, a proprietary data-driven planning tool to assist customers in optimizing plan designs and lowering drug trend.

The company is experiencing solid market acceptance of Medco’s specialty pharmacy offering and Medicare Discount Card programs. Through the first nine months of 2004, members covered by Medco’s Special Care Pharmacy program increased more than three-fold to nearly 13 million lives. Membership in Medicare discount card programs managed by Medco currently stands at over 775,000, with the annualized drug spend for the cards estimated at more than $300 million.

Financial and Operational Results

Net revenues increased 2.0 percent to $8.7 billion in the third quarter, compared to $8.5 billion in the third quarter of 2003. The increase primarily results from higher prices charged by pharmaceutical manufacturers reflecting new and more expensive brand-name drugs and volume from new customers, partially offset by a 7.2 percent negative impact from previously announced customer losses, a greater representation of lower cost generic drugs and steeper client discounts, including an increase in rebates passed back to customers.

The company generated strong cash flows from operations, totaling $509.8 million for the nine months ending Sept. 25, 2004.

EBITDA (Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization) for the quarter was $300.6 million, an increase of $49.5 million, or 19.7 percent, compared to the same period last year. EBITDA per adjusted prescription of $1.81 exceeded 2003 third quarter results by 21.5 percent. (Please refer to Table 5 for a reconciliation of EBITDA to reported net income.)

Gross margin increased to 4.9 percent in the third quarter from 4.6 percent in the third quarter of 2003, reflecting the significant growth in mail order volume and generic use. Generic drugs comprised 46.8 percent of total prescriptions dispensed in the third quarter, compared to 43.7 percent in the third quarter of 2003.

Total prescription volume declined 6.2 percent to 121.5 million for the quarter compared to the 129.5 million prescriptions in the third quarter of 2003. Mail volume increased by 14.4 percent to 22.2 million prescriptions while retail volumes declined 9.8 percent to 99.3 million prescriptions, due primarily to the previously announced customer losses. When adjusted for the difference in days supply between mail and retail, total volume declined 1.4 percent to 165.9 million adjusted prescriptions in the third quarter compared to 168.3 million adjusted prescriptions in the third quarter of 2003. (Please refer to Table 5 for a calculation of adjusted prescription volume.)

Medco Third Quarter 2004 Earnings Page 3

This reflects the successful transition of prescriptions from retail pharmacies to Medco’s mail order pharmacies. Mail penetration on an adjusted basis reached 40.1 percent of all prescriptions, compared to 34.6 percent in the third quarter of last year.

Medco further leveraged operational efficiencies in its automated pharmacies and investments in Internet technology. The number of prescription orders processed through Medco’s Internet pharmacy, www.medco.com, increased to 4.5 million for the quarter, a 25 percent year-over-year increase.

Net income in the quarter was $118.1 million, a 17.7 percent increase over the same period last year. Third quarter earnings included $21.4 million in incremental intangible asset amortization expense compared to 2003 as a result of a decrease in the useful life of certain intangible assets effective at the beginning of fiscal 2004, as well as additional interest expense on debt incurred in August of 2003. Third quarter 2003 results included a $23.8 million charge, primarily severance costs, resulting from actions to rebalance certain corporate functions and pharmacy dispensing capacity.

Diluted earnings per share, excluding amortization of intangible assets, increased 26.2 percent to $0.53 from $0.42 per share in the third quarter of 2003. The per share amount of amortization expense of intangibles equaled $0.10 in the third quarter of 2004 and $0.05 in the third quarter of 2003.

On a year-to-date basis, net revenues were $26.4 billion, a 4.7 percent increase over the same period in 2003. On a year-to-date basis, net income was $348.9 million, a 13.5 percent increase over the same period in 2003 and diluted earnings per share were $1.27, an 11.4 percent increase over the same period in 2003.

2004 On Track; Establishing a Strong Platform for 2005 Growth

“Based upon our performance to date and the momentum we are generating in winning and retaining customers, expanding margins and holding expenses in line, we are comfortable with the upper end of our most recent guidance for 2004 of diluted earnings per share in the range of $1.69 to $1.75 on a U.S. GAAP basis; or $2.08 to $2.14, excluding approximately $0.39 per share in amortization of intangible assets. Additionally, we are now expecting 2005 diluted earnings per share on a U.S. GAAP basis to be in the range of $1.94 to $2.03; or $2.33 to $2.42, excluding approximately $0.39 per share in amortization of intangible assets,” Snow concluded.

(Please see Table 6 for a reconciliation of GAAP earnings per share to earnings per share excluding amortization of intangible assets.)

Medco Third Quarter 2004 Earnings Page 4

Use of Non-GAAP Measures

Medco calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from reported operating results. These measurements are used in concert with net income, and cash flows from operations, which measures actual cash generated in the period. In addition, the company believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. generally accepted accounting principles. The items excluded from EBITDA but included in the calculation of the company’s reported net income are significant components of the statements of income, and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.

Medco uses earnings per share excluding amortization expense as a supplemental measure of operating performance. The amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco by Merck & Co., Inc. in 1993 that were pushed down to Medco’s balance sheet. The company believes that earnings per share excluding amortization of intangibles is a useful measure because of the significance of this non-cash item and to enhance comparability with its peers.

Conference Call

Management will hold a conference call to review the financial results, outlook and related matters on Thursday, October 28, 2004 at 10 a.m. (EDT).

To access the live conference call via telephone:

Dial in: (800) 949-5383 from inside the U.S. or (706) 679-3440 from outside the U.S.

To access the live web cast:

Go to the News & Pressroom page of the Investor Relations section at www.medco.com.

A replay of the call will be available two hours after the event on Oct. 28, 2004 through Nov. 11, 2004. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use passcode 178047.

About Medco

Medco Health Solutions, Inc., a leading pharmacy benefit manager with the nation’s largest mail order pharmacy operations, assists its customers to moderate the cost and enhance the quality of prescription drug benefits provided to members nationwide. Its customers include private- and public-sector employers and healthcare organizations. Medco is traded on the New York Stock Exchange under the symbol MHS. On the Net: http://www.medco.com.

Medco Third Quarter 2004 Earnings Page 5

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the risks and uncertainties that affect our business, particularly those disclosed in the Risk Factors section of the Company’s Annual Report on Form 10–K filed with the Securities and Exchange Commission (SEC File No. 1-31312). Those risk factors include:

•	Competition in the PBM industry and in the healthcare industry generally;

•	Pressure on discounts and rebates from pharmaceutical manufacturers and margins in the PBM industry;

•	The impact on our business and competitive position of our managed care agreement with Merck & Co., Inc.;

•	Our ability to obtain new clients and the possible termination of, or unfavorable modification to, contracts with key clients;

•	Possible contractual or regulatory changes affecting pricing, rebates, discounts, or other practices of pharmaceutical manufacturers;

•	Risks associated with our indebtedness and debt service obligations;

•	Governmental investigations and governmental and qui tam actions filed against us;

•	Liability and other claims asserted against us;

•	Risks related to bioterrorism and mail tampering;

•	Developments in the healthcare industry, including the impact of increases in healthcare costs, changes in drug utilization and cost patterns and the introduction of new brand-name and/or generic drugs;

•	New or existing governmental regulations or legislation and changes in, or the failure to comply with, governmental regulations or legislation;

•	The possibility of a material non-cash charge to income if our recorded goodwill is impaired;

•	The possibility of a material non-cash charge to income if our recorded intangible assets are impaired or require accelerated amortization from a change in the remaining useful life; and

•	General economic and business conditions.

# # #

Medco Third Quarter 2004 Earnings Page 6

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except for per share data)

Table 1.

	Quarters Ended		Nine Months Ended
	September 25, 2004	September 27, 2003	September 25, 2004	September 27, 2003
Product net revenues (Includes retail co-payments of $1,631 and $1,686 in the third quarters of 2004 and 2003, and $5,121 and $5,030 in the nine months of 2004 and 2003)	$8,615.3	$8,447.9	$26,201.6	$25,003.6
Service revenues	81.3	76.1	237.1	259.0

Total net revenues	8,696.6	8,524.0	26,438.7	25,262.6

Cost of operations:
Cost of product net revenues (Includes retail co-payments of $1,631 and $1,686 in the third quarters of 2004 and 2003, and $5,121 and $5,030 in the nine months of 2004 and 2003)	8,238.7	8,087.5	25,068.9	24,012.6
Cost of service revenues	32.2	47.7	95.7	140.9

Total cost of revenues	8,270.9	8,135.2	25,164.6	24,153.5

Selling, general and administrative expenses	170.8	184.8	506.6	515.5
Amortization of intangibles	45.0	23.6	134.9	70.7
Interest and other (income) expense, net	12.6	8.7	48.0	(3.4)

Total cost of operations	8,499.3	8,352.3	25,854.1	24,736.3

Income before provision for income taxes	197.3	171.7	584.6	526.3

Provision for income taxes	79.2	71.4	235.7	218.8

Net income	$118.1	$100.3	$348.9	$307.5

Basic earnings per share:
Weighted average shares outstanding	272.1	270.0	271.4	270.0
Earnings per share	$0.43	$0.37	$1.29	$1.14

Diluted earnings per share:
Weighted average shares outstanding	274.2	270.2	274.2	270.1
Earnings per share	$0.43	$0.37	$1.27	$1.14

Medco Third Quarter 2004 Earnings Page 7

Medco Health Solutions, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

($ in millions)

Table 2.

	September 25, 2004	December 27, 2003
ASSETS
Current assets:
Cash and cash equivalents	$1,000.5	$638.5
Short-term investments	57.5	59.5
Accounts receivable, net	1,589.2	1,394.0
Inventories, net	1,204.1	1,213.4
Prepaid expenses and other current assets	80.2	95.5
Deferred tax assets	191.9	359.4

Total current assets	4,123.4	3,760.3

Property and equipment, net	664.8	757.3
Goodwill, net	3,310.2	3,310.2
Intangible assets, net	2,185.6	2,320.5
Other noncurrent assets	127.3	114.7

Total assets	$10,411.3	$10,263.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$2,168.6	$1,988.2
Accrued expenses and other current liabilities	342.0	567.1
Current portion of long-term debt	80.0	50.0

Total current liabilities	2,590.6	2,605.3
Noncurrent liabilities:
Long-term debt, net	1,194.3	1,346.1
Deferred tax liabilities	1,047.0	1,177.5
Other noncurrent liabilities	58.3	54.1

Total liabilities	4,890.2	5,183.0

Total stockholders’ equity	5,521.1	5,080.0

Total liabilities and stockholders’ equity	$10,411.3	$10,263.0

Medco Third Quarter 2004 Earnings Page 8

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

($ in millions)

Table 3.

	Nine Months Ended
	September 25, 2004	September 27, 2003
Cash flows from operating activities:
Net income	$348.9	$307.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	157.5	139.1
Amortization of intangibles	134.9	70.7
Deferred income taxes	75.3	(11.8)
Other	24.5	24.4
Net changes in assets and liabilities:
Accounts receivable	(197.2)	175.4
Inventories	9.3	(51.1)
Other noncurrent assets	(16.1)	18.4
Current liabilities	(44.7)	493.9
Other noncurrent liabilities	2.1	18.5
Other	15.3	(2.3)

Net cash provided by operating activities	509.8	1,182.7

Cash flows from investing activities:
Capital expenditures	(65.0)	(99.7)
Purchases of securities and other investments	(49.2)	(128.3)
Proceeds from sale of securities and other investments	45.6	121.1

Net cash used by investing activities	(68.6)	(106.9)

Cash flows from financing activities:
Proceeds from long-term debt	800.0	1,396.0
Repayments on long-term debt	(920.0)	—
Net proceeds under accounts receivable facility	—	100.0
Debt issuance costs	(4.2)	(19.1)
Proceeds from employee stock plans	45.0	—
Dividends paid to Merck	—	(2,000.0)
Intercompany transfer from Merck, net	—	231.8

Net cash used by financing activities	(79.2)	(291.3)

Net increase in cash and cash equivalents	$362.0	$784.5
Cash and cash equivalents at beginning of period	$638.5	$14.4

Cash and cash equivalents at end of period	$1,000.5	$798.9

Medco Third Quarter 2004 Earnings Page 9

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data and EBITDA per adjusted prescription data)

Table 4.

	Quarters Ended		Nine Months Ended
	September 25, 2004	September 27, 2003	September 25, 2004		September 27, 2003
Earnings Per Share Reconciliation:
Net income per diluted share	$0.43	$0.37	$1.27		$1.14
Adjustment for the amortization of intangible assets	0.10	0.05	0.30		0.15

Adjusted net income per diluted share	$0.53	$0.42	$1.57		$1.29

Table 5.

	Quarters Ended		Nine Months Ended
	September 25, 2004	September 27, 2003	September 25, 2004		September 27, 2003
EBITDA Reconciliation:
Net income	$118.1	$100.3	$348.9		$307.5
Add (deduct):
Interest and other (income) expense, net	12.6	8.7	48.0	(1)	7.6	(2)
Provision for income taxes	79.2	71.4	235.7		218.8
Depreciation expense	45.7	47.1	157.5		139.1
Amortization expense	45.0	23.6	134.9		70.7

EBITDA	$300.6	$251.1	$925.0		$743.7

Claims Detail:
Prescriptions administered
Mail order	22.2	19.4	65.4		58.4
Retail	99.3	110.1	311.5		335.9

Total	121.5	129.5	376.9		394.3

Adjusted prescriptions (3)	165.9	168.3	507.7		511.1

EBITDA per adjusted prescription	$1.81	$1.49	$1.82		$1.46

(1)	Includes a one-time write-off of debt issuance costs amounting to $5.5 million in the first quarter of 2004 associated with the debt refinancing.
(2)	Excludes a one-time gain of $11 million from the sale in the first quarter of 2003 of a minority equity investment in a nonpublic company.
(3)	Estimated adjusted prescription volume equals mail order prescriptions multiplied by 3, plus retail prescriptions. The mail order prescriptions are multiplied by 3 to adjust for the fact that mail order prescriptions include approximately 3 times the amount of product days supplied compared with retail prescriptions.

Table 6.

	Twelve months ended December 31, 2005		Twelve months ended December 25, 2004
	Low End	High End	Low End	High End
Earnings Per Share Guidance Reconciliation:
Estimated Net income per diluted share	$1.94	$2.03	$1.69	$1.75
Estimated Adjustment for the amortization of intangible assets	0.39	0.39	0.39	0.39

Estimated Adjusted net income per diluted share	$2.33	$2.42	$2.08	$2.14

Table 7.

September 25, 2004
Balance Sheet Debt:
Term loans	$780.0
Senior notes	$496.3
Fair value adjustment of notes	$(2.0)

Total debt	$1,274.3